Exhibit 1

Market Announcements Office	Westpac Place
ASX Limited	Level 18, 275 Kent Street
20 Bridge Street	Sydney NSW 2000
Sydney NSW 2000	TEL +61 2 9155 7713
FAX +61 2 8253 1215

12 December 2018

Dear Sir / Madam

Westpac Banking Corporation (Westpac) — Results of 2018 Annual General Meeting

The outcome of the polls conducted at Westpac’s Annual General Meeting held earlier today, are as follows:

Item	Resolution	Outcome
2	Adoption of the Remuneration Report for the year ended 30 September 2018	Not passed as ordinary resolution
3	Grant of equity to the Managing Director and Chief Executive Officer	Passed as ordinary resolution
4(a)	Re-election of Craig Dunn as a Director	Passed as ordinary resolution
4(b)	Election of Peter Nash as a Director	Passed as ordinary resolution
4(c)	Election of Anita Fung as a Director	Passed as ordinary resolution

As more than 25% of the votes were cast against Resolution 2, this constitutes a first strike for the purposes of the Corporations Act 2001 (Cth).

In accordance with Listing Rule 3.13.2 and section 251AA of the Corporations Act 2001 (Cth), the total number of proxies received and the total number of votes cast on each poll is attached.

Yours sincerely

/s/ Tim Hartin
Tim Hartin
Group Company Secretary
Westpac Banking Corporation

WESTPAC BANKING CORPORATION	RESULT OF GENERAL MEETING (ASX REPORT)
ANNUAL GENERAL MEETING Wednesday, 12 December, 2018

As required by section 251AA(2) of the Corporations Act 2001 (Commonwealth) the following statistics are provided in respect of each resolution on the agenda.

	Manner in which the securityholder directed the proxy vote (as at proxy close):				Direct vote (as at proxy close):		Manner in which votes were cast in person or by proxy on a poll (where applicable)
Resolution	Votes For	Votes Against	Votes Discretionary	Votes Abstain	For	Against	For	Against	Abstain **
2 REMUNERATION REPORT	436,016,518	875,903,735	30,193,660	213,064,628	50,637,379	22,292,036	507,309,867 35.84%	908,296,029 64.16%	213,224,378
3 GRANT OF EQUITY TO MANAGING DIRECTOR AND CHIEF EXECUTIVE OFFICER	1,047,317,559	396,810,210	29,947,528	80,973,220	48,226,123	24,725,791	1,116,875,668 72.13%	431,589,972 27.87%	80,997,156
4A TO RE-ELECT CRAIG DUNN AS A DIRECTOR	897,472,167	506,783,821	30,589,213	120,308,099	52,906,837	19,626,524	972,350,912 64.44%	536,533,176 35.56%	120,332,544
4B TO ELECT PETER NASH AS A DIRECTOR	1,388,626,547	5,786,710	30,629,110	130,186,245	67,215,929	5,251,076	1,487,898,971 99.26%	11,116,664 0.74%	130,209,953
4C TO ELECT YUEN MEI ANITA FUNG (ANITA FUNG) AS A DIRECTOR	1,381,450,755	9,763,268	33,494,809	130,490,343	64,620,357	6,397,653	1,481,001,775 98.92%	16,225,447 1.08%	130,519,934

** - Note that votes relating to a person who abstains on an item are not counted in determining whether or not the required majority of votes were cast for or against that item